UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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TICC CAPITAL CORP.

(Name of Registrant as Specified In Its Charter)

TPG Specialty Lending, Inc.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On November 29, 2015, TPG Specialty Lending, Inc. issued the following press release:

TPG Specialty Lending, Inc. Sends Letter to TICC Board of Directors Calling on TICC to Deliver Clarity and Meaningful Change to Stockholders

TSLX Stands Ready and Willing to Engage with TICC Toward Making the TSLX Proposal a Reality

TSLX Calls on TICC to Commit to Changes Endorsed by TICC Special Committee Should BSP Transaction Not Move Forward

November 29, 2015 04:30 PM Eastern Standard Time

NEW YORK—(BUSINESS WIRE)—TPG Specialty Lending, Inc. (“TSLX”; NYSE:TSLX), a specialty finance company focused on lending to middle-market companies, today sent a letter to the Board of Directors of TICC Capital Corp. (“TICC”; Nasdaq: TICC) in which TSLX urged TICC to provide an update to stockholders regarding the status of the proposed transaction with Benefit Street Partners L.L.C. (“BSP”), the associated special meeting of stockholders and whether TICC intends to change the status quo at the company should the BSP transaction not move forward.

A copy of the letter follows:

Board of Directors

TICC Capital Corp.

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

Members of the Board,

We are writing both as a stockholder of TICC Capital Corp. (“TICC”) and in the greater interest of all stockholders to urge you to address the true owners of TICC and provide an update on the status of our investment.

Since October 27, 2015, more than a month ago, you have not publicly discussed:

•	The status of the proposed transaction with Benefit Street Partners L.L.C. (“BSP”), a Providence Equity Partners L.L.C. affiliate or the associated Special Meeting,

•	TPG Specialty Lending, Inc.’s (“TSLX”) revised offer for TICC, or

•	Plans to change the status quo at TICC should the BSP transaction fail to be approved.

We are surprised and disappointed that the members of the Special Committee continue to ignore our proposal and have failed to acknowledge or respond to our revised offer, which we publicly announced on November 2, 2015, approximately one month ago.

Your silence has undoubtedly left the impression with your stockholders that you are negotiating a material transaction as evidenced by the recent movement in TICC’s stock price from $6.39 per share to $6.93 per share.1 Knowing we have the only credible proposal on the table and you are not negotiating with us, we presume your silence means that the BSP transaction is dead and you wish to return to the status quo.

Despite your lack of direct engagement, we and our fellow stockholders remain resolute in making this transaction a reality. As the Special Committee has made clear, the status quo is simply unacceptable.

Our updated proposal adds certainty for TICC stockholders by indexing the value of TSLX’s proposal to 90% of TICC’s most recently reported net asset value at the time of execution of a definitive agreement. Most importantly, the TSLX proposal delivers immediate and upfront value to TICC stockholders for their investment. Throughout the last few months, you have repeatedly outlined four primary reasons as support for the sale of TICC’s adviser to BSP. These reasons are as follows:

•	Management fees under the BSP transaction would be reduced to 1.5%, which is lower than the current rate and also below that of most BDCs.[23] Under the current terms of the agreement, management fees under the BSP transaction would be further reduced to 1.25% for twenty-four months.

•	Under the BSP transaction, the gap between net asset value and market value would be reduced via a $50 million to $100 million tender offer or repurchase program for TICC shares. The tender offer would be at a minimum price of ~90% of TICC net asset value.[4]

•	BSP would significantly change TICC’s investment strategy to primarily focus on private debt investments.[5]

•	The BSP transaction would change TICC’s Board, through the expansion and addition of four new independent directors.[6]

As we have made clear many times, our proposal more than adequately addresses these points and offers many other important benefits for stockholders. Again, we outline these aspects of our proposal below:

•	Whereas the share repurchase program under the BSP transaction would result in the acquisition of only $50-$100 million of shares at 90% of net asset value, representing only a quarter of TICC’s outstanding shares (based on its October 30, 2015 closing stock price of $6.39 per share), the TSLX proposal would pay ALL TICC stockholders 90% of net asset value for their shares.

•	In addition, TSLX has a stockholder-friendly approach to share buybacks and is committed to repurchasing its stock if the share price falls below net asset value. We are confident stockholders recognize the strength and clarity of our approach and value this above TICC’s long history of never meaningfully executing a buyback program.

•	TSLX has a proven record of delivering superior returns to stockholders, consistently generating total returns over and above the BDC Composite.[7] TICC stockholders would benefit from TSLX’s ability to generate industry-leading return on equity for stockholders.

The Board has a fiduciary duty to make the right choice and act in the best interest of stockholders by engaging in substantive discussions with us. In the meantime, we think it is imperative that the TICC Board act now to protect the interests of stockholders by making improvements in the management and governance of TICC.

In light of this reality, we are astounded by the silence from the Board. You have clearly acknowledged that the status quo at TICC is unsustainable and publicly stated your intentions to pursue change at TICC. It’s time to stand by these words. With the Board’s insistence that change is a clear priority, stockholders deserve a much more detailed understanding of the status and future of their investment. The company’s lack of communication this past month, especially the stunning refusal to take questions from investors or analysts on your quarterly earnings call — breaking years of tradition — is simply unacceptable.

More than words, however, TICC’s stockholders are entitled to actual change. First and foremost, there must be an immediate termination of the existing investment advisory agreement. If the TICC Board is unwilling to fulfill its fiduciary duty, stockholders will be forced to consider exercising their rights to take direct action to change the manager.

TICC’s Special Committee has endorsed the need for change, as outlined in their argument in support of the BSP transaction, and can make these changes independent of the transaction. Given the uncertainty around the future of the BSP transaction, we encourage the Board to confirm the following actions will be taken even if the BSP transaction does not proceed:

•	Permanently reduce management fees to 1.5% and further reduce such fees for the next 24 months to 1.25%;

•	Enter into a 10b5-1 share buyback plan that repurchases $100MM of stock at a price up to 90% of the most recently reported NAV; and

•	Reconstitute the existing Board in a meaningful fashion.

If the TICC Special Committee does not enact such changes immediately, it will be clear that such endorsements were not genuine and were only promised to facilitate a value transfer from stockholders to the other members of the Board.

To be absolutely clear, we do not think any of these changes will produce certain value over and above what we have presented to stockholders through our proposal. We implore you not to stand idly by while the power to enact meaningful change at TICC rests in your hands.

We believe strongly that you should do what is right for TICC’s stockholders and pursue a transaction with TSLX. There is no other proposal currently on the table for TICC stockholders that would deliver the significant and tangible benefits provided by our superior proposal. We stand by our proposal and remain confident that, as revised, it is the most compelling option for TICC stockholders. And, as a current TICC stockholder owning approximately 3% of TICC’s outstanding common stock, we have a strong interest in delivering real value to all TICC stockholders.

At a minimum, with the current future of TICC unclear for stockholders, this Board must communicate clearly and frequently with its stockholders.

We trust that you will ultimately see the clear and compelling value our proposal offers and will engage with us to deliver that value to TICC stockholders who, we believe, are strongly in support of our proposal. We look forward to hearing from you, and stand ready and willing to immediately engage in a constructive dialogue and to address any questions or concerns you may have.

Sincerely,

Joshua Easterly

Chairman, Board of Directors

Co-Chief Executive Officer

Michael Fishman

Co-Chief Executive Officer

About TPG Specialty Lending

TPG Specialty Lending, Inc. (“TSLX”, or the “Company”) is a specialty finance company focused on lending to middle-market companies. The Company seeks to generate current income primarily in U.S.-domiciled middle-market companies through direct originations of senior secured loans and, to a lesser extent, originations of mezzanine loans and investments in corporate bonds and equity securities. The Company has elected to be regulated as a business development company, or a BDC, under the Investment Company Act of 1940 and the rules and regulations promulgated thereunder. TSLX is externally managed by TSL Advisers, LLC, a Securities and Exchange Commission (“SEC”) registered investment adviser. TSLX leverages the deep investment, sector, and operating resources of TPG Special Situations Partners, the dedicated special situations and credit platform of TPG, with over $12 billion of assets under management, and the broader TPG platform, a global private investment firm with over $74 billion of assets under management. For more information, visit the Company’s website at www.tpgspecialtylending.com.

Forward-Looking Statements

Information set forth herein includes forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding TSLX proposed business combination transaction with TICC Capital Corp. (“TICC”) (including any financing required in connection with the proposed transaction and the benefits, results, effects and timing of a transaction), all statements regarding TPG Specialty Lending, Inc.’s (“TSLX”, or the “Company”) (and TSLX and TICC’s combined) expected future financial position, results of operations, cash flows, dividends, financing plans, business strategy, budgets, capital expenditures, competitive positions, growth opportunities, plans and objectives of management, and statements containing the words such as “anticipate,” “approximate,” “believe,” “plan,” “estimate,” “expect,” “project,” “could,” “would,” “should,” “will,” “intend,” “may,” “potential,” “upside,” and other similar expressions. Statements set forth herein concerning the business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends or other financial items, and product or services line growth of TSLX (and the combined businesses of TSLX and TICC), together with other statements that are not historical facts, are forward-looking statements that are estimates reflecting the best judgment of TSLX based upon currently available information.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from TSLX’s expectations as a result of a variety of factors, including, without limitation, those discussed below. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which TSLX is unable to predict or control, that may cause TSLX’s plans with respect to TICC, actual results or performance to differ materially from any plans, future results or performance expressed or implied by such forward-looking statements. These statements involve risks, uncertainties and other factors discussed below and detailed from time to time in TSLX’s filings with the Securities and Exchange Commission (“SEC”).

Risks and uncertainties related to the proposed transaction include, among others, uncertainty as to whether TSLX will further pursue, enter into or consummate the transaction on the terms set forth in the proposal or on other terms, potential adverse reactions or changes to business relationships resulting from the announcement or completion of the transaction, uncertainties as to the timing of the transaction, adverse effects on TSLX’s stock price resulting from the announcement or consummation of the transaction or any failure to complete the transaction, competitive responses to the announcement or consummation of the transaction, the risk that regulatory or other approvals and any financing required in connection with the consummation of the transaction are not obtained or are obtained subject to terms and conditions that are not anticipated, costs and difficulties related to the integration of TICC’s businesses and operations with TSLX’s businesses and operations, the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction, unexpected costs, liabilities, charges or expenses resulting from the transaction, litigation relating to the transaction, the inability to retain key personnel, and any changes in general economic and/or industry specific conditions.

In addition to these factors, other factors that may affect TSLX’s plans, results or stock price are set forth in TSLX’s Annual Report on Form 10-K and in its reports on Forms 10-Q and 8-K.

Many of these factors are beyond TSLX’s control. TSLX cautions investors that any forward-looking statements made by TSLX are not guarantees of future performance. TSLX disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Third Party-Sourced Statements and Information

Certain statements and information included herein have been sourced from third parties. TSLX does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein. All information in this communication regarding TICC, including its businesses, operations and financial results, was obtained from public sources. While TSLX has no knowledge that any such information is inaccurate or incomplete, TSLX has not verified any of that information. TSLX reserves the right to change any of its opinions expressed herein at any time as it deems appropriate. TSLX disclaims any obligation to update the data, information or opinions contained herein.

Proxy Solicitation Information

The information set forth herein is provided for informational purposes only and does not constitute an offer to purchase or the solicitation of an offer to sell any securities. TSLX has filed with the SEC and mailed to TICC stockholders a definitive proxy statement and accompanying GOLD proxy card to be used to solicit votes at a special meeting of stockholders of TICC originally scheduled for October 27, 2015 against (a) approval of the new advisory agreement between TICC and TICC Management, LLC (the “Adviser”), to take effect upon a change of control of the Adviser in connection with the entrance of the Adviser into a purchase agreement with an affiliate of Benefit Street Partners L.L.C. (“BSP”), pursuant to which BSP will acquire control of the Adviser, (b) the election of six directors nominated by TICC’s board of directors, and (c) the proposal to adjourn the meeting if necessary or appropriate to solicit additional votes.

TSLX STRONGLY ADVISES ALL STOCKHOLDERS OF TICC TO READ THE TSLX PROXY STATEMENT AND ITS OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH TSLX PROXY MATERIALS ARE AND WILL BECOME AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV AND AT TSLX’S WEBSITE AT HTTP://WWW.TPGSPECIALTYLENDING.COM. IN ADDITION, TSLX WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO TSLX’S PROXY SOLICITOR AT TPG@MACKENZIEPARTNERS.COM.

The participant in the solicitation is TSLX and certain of its directors and executive officers may also be deemed to be participants in the solicitation. As of the date hereof, TSLX directly beneficially owned 1,633,660 shares of common stock of TICC.

Security holders may obtain information regarding the names, affiliations and interests of TSLX’s directors and executive officers in TSLX’s Annual Report on Form 10-K for the year ended December 31, 2014, which was filed with the SEC on February 24, 2015, its proxy statement for the 2015 Annual Meeting, which was filed with the SEC on April 10, 2015, and certain of its Current Reports on Form 8-K. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of these participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will also be included in any proxy statement and other relevant materials to be filed with the SEC when they become available.

[1]	Represents closing price on October 30, 2015 (the day before the revised TSLX offer was publically announced) and November 27, 2015, respectively.
[2]	TICC Sends Letter to Stockholders Highlighting the Five Most Important and Undisputed Points in Support of the BSP Agreement, Oct. 20, 2015.
[3]	Wells Fargo Securities, LLC report dated Oct. 8, 2015.
[4]	TICC Sends Letter to Stockholders Highlighting the Five Most Important and Undisputed Points in Support of the BSP Agreement, Oct. 20, 2015.
[5]	Benefit Street Partners Issues Open Letter to TICC Stockholders, Oct. 7, 2015.
[6]	TICC Capital’s Investment Advisor to Be Acquired by Benefit Street Partners, Aug. 4, 2015.
[7]	BDC Composite comprised of ACAS, AINV, ARCC, FSC, GBDC, HTGC, MAIN, MCC, NMFC, PNNT, PSEC, SLRC, TCAP, TCRD and BKCC.

Contacts

Investors

TPG Specialty Lending

Robert Ollwerther, 212-430-4119

bollwerther@tpg.com

or

TPG Specialty Lending

Lucy Lu, 212-601-4753

llu@tpg.com

or

MacKenzie Partners, Inc.

Charlie Koons, 212-929-5708

ckoons@mackenziepartners.com

or

Media

TPG Specialty Lending

Luke Barrett, 212-601-4752

lbarrett@tpg.com

or

Abernathy MacGregor

Tom Johnson or Pat Tucker, 212-371-5999

tbj@abmac.com / pct@abmac.com